Exhibit 10.12

February 23, 2008

Mr. Rich DeCicco
Chief Executive Officer
Harbrew Imports Ltd.
102 Buffalo Avenue
Freeport, NY 11520

Re: Advisory Services

Dear Mr. DeCicco

This letter (the "Advisory Engagement Letter") will confirm that Harbrew Imports Ltd. (the "Company") has engaged The Griffin Group LLC (an "Advisor") to be a non-exclusive advisor with respect to its strategic business development and in particular its "celebrity brands" program ("Project"). We look forward to working with you to develop and execute business strategies relating to this.

I. Advisor's Activities

In this Engagement, Advisor, will:

- Review current business development, financial status and operational capabilities within Company
- Periodically meet with the Company's management to discuss the Project
- Assist the Company in reviewing potential enterprise strategies designed to create long-term value; and
- Determine and define any longer term working relationship between Company and Advisor in supporting the achievement of its plans.

II. Advisor's Remuneration

In return for the services contemplated herein, Company will reimburse Advisor for its reasonable out-of-pocket expenses incurred in connection with this engagement. Advisor shall invoice the Company monthly for such out-of-pocket expenses incurred and shall keep all receipts for review at Company's request. As the engagement develops, Advisor and Company expect to develop an additional equity and cash based compensation arrangement for Advisor.

III. Confidentiality

In connection with this engagement Advisor recognizes that certain nonpublic, confidential, proprietary information (the "Confidential Information") may be furnished to Advisor.

Advisor agrees not to disclose any Confidential Information to any person who is not a partner, officer or employee of Advisor or counsel to Advisor, or, except for performance of services hereunder, use such Confidential Information, except with the consent of Company or pursuant to a subpoena or order issued by a court of competent jurisdiction or by a judicial or administrative or legislative body or committee. Advisor represents that each of its partners, officers and employees is formally apprised of his or her obligations concerning the confidentiality of all client affairs and information. In the event of any breach of confidentiality by any partner, officer or employee of Advisor, Advisor will assume responsibility for such breach (indemnify and hold Company harmless from any loss), damages, or claim related to or resulting from such breach of confidentiality).

In the event that Advisor receives a request to disclose any Confidential Information under such subpoena or order we will (a) promptly notify Company thereof, (b) consult with Company on its willingness and the advisability of taking steps to resist or narrow such request, and (c) if disclosure is required or deemed advisable by Company, cooperate with Company in any attempt that it may make to obtain an order or other reliable assurance that confidential treatment win be accorded to designated portions of the Confidential Information. Advisor shall be entitled to reimbursement for its expenses, including the fees and expenses of its counsel, in connection with action taken pursuant to this paragraph.

Information will not be deemed Confidential Information that (i) is information in the possession of Advisor prior to the date hereof; (ii) becomes available in the public domain other than as a result of disclosure by Advisor or its partners, officers, employees or advisors; or (iii) is not acquired from Company or persons known by Advisor to be in breach of an obligation of secrecy to Company. Any and all information related to Company, whenever disclosed, shall be Confidential Information unless such information falls within either clause (ii) or (iii) above.

All information supplied by Company to Advisor in connection with this engagement shall be deemed confidential (whether or not marked as such), and all copies or translations thereof, or documents incorporating any such information, made by Advisor, shall upon request be returned by Advisor to Company.

IV. Termination

Advisor's engagement hereunder may be terminated at any time with or without cause, by either Company upon 60 days written notice to Advisor, or by Advisor, upon 60 days written notice to Company; provided, however, that in the event of any termination by Company, Advisor will be entitled to the remuneration provided for herein prior to effective date of termination.

V. No Agency Relationship

It is understood that Advisor, in performing its services, is not the agent for the Company and does not have the actual or implied authority to enter into any contracts which bind the Company, without the prior written consent of the Company.

VI. Disagreements

Company and Advisor shall negotiate in good faith to resolve any disputes between themselves in connection with this engagement. In the event of a failure to resolve the dispute, the dispute shall be resolved through binding arbitration conducted by the Judicial Arbitration and Mediation Services, Inc. ("JAMS") in San Francisco, California. The parties agree the arbitration shall be heard by one (1) arbitrator (unless the parties mutually agree to accept multiple arbitrators). If the parties cannot agree on an arbitrator, then the JAMS rules will govern selection. The arbitrator's award is to be in writing, with reasons given and evidence cited for the award. Any court of competent jurisdiction may enter judgment upon the final arbitration award, either by confirming the award, or vacating, modifying, or correcting the award, on any ground referred to in the Federal Arbitration Act or California Code of Civil Procedure §§ 1286 et seq..

VII. Conclusion

We look forward to the opportunity of working with you in connection with this engagement. Please confirm that the foregoing is in accordance with your understanding by signing and returning the enclosed duplicate of this letter.

Very truly yours,

Keith Greggor
Chief Executive Officer

Accepted and agreed to as of the date first written above:

HARBREW IMPORTS LTD.

By: ______________________
Rich DeCicco, Chief Executive Officer
as: POA for Richard J DeCicco